Registration No. 333-20481
                                      Rule 424(b)(3) Prospectus

                                                                 PROSPECTUS


                    THOMAS & BETTS CORPORATION
                          COMMON STOCK
                         266,374 Shares



       All of the shares of Thomas & Betts Corporation ("Thomas
    & Betts" or the "Company") Common Stock, no par value per share (the "Common Stock") offered hereby are being sold by the holders of the Common Stock named herein under "Selling Stockholders" (the "Selling Stockholders"). The Company will not receive any of the proceeds of the offering.

       The Selling Stockholders named herein, or any pledgees, donees, transferees or other successors in interest, directly, through agents to be designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time in one or more transactions on the New York Stock Exchange or in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." By agreement, the Company will pay all the expenses of the registration of the Common Stock by the Selling Stockholders other than underwriting discounts and commissions and transfer taxes, if any. Such expenses to be borne by the Company are estimated at $23,000.

       The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

       The Common Stock is listed on the NYSE under the symbol
    "TNB." The last reported sale price of the Common Stock on the NYSE Composite Tape on January 17, 1997 was $47.50 per share.


      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS OR ANY
                      PROSPECTUS SUPPLEMENT.  ANY
                         REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL
                                OFFENSE.

       The date of this Prospectus is February 19, 1997


       Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         AVAILABLE INFORMATION

       The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 13th Floor, Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges.
    Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

       Additional information regarding the Company and the Shares is contained in the registration statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") filed with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Commission's rules, and the exhibits relating thereto, which have been filed with the Commission. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

       Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.





                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed with the Commission (File
    No. 1-4682) are incorporated herein by reference.

     1.The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     2.The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     3.The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

     4.The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     5.The Company's Current Reports on Form 8-K and 8-KA filed with the Commission on January 17, 1996 and January 22, 1996, respectively, reporting the acquisition of Amerace Corporation by the Company, and the Company's Current Report on Form 8-K dated February 12, 1996 reporting the Company's 1995 earnings.

     6.The Company's Current Reports on Form 8-K filed with the Commission on October 7, 1996 and December 11,
    1996, respectively, reporting the merger of the Company with Augat Inc. and the integration of Augat's manufacturing operation with the Company's manufacturing operation.

     7.The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B which was filed on May 2, 1996.

       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Such documents may be obtained by writing to Thomas & Betts Corporation, 1555 Lynnfield Road, Memphis, Tennessee 38119, Attention: Corporate Secretary, or by calling (901) 682-7766.

                                   THE COMPANY

       Thomas & Betts designs, manufacturers and markets a broad line of electrical and electronic connectors and components as well as other related products for worldwide construction and original equipment manufacturer ("OEM") markets.

       In North America, the Company is one of the largest manufacturers of electrical connectors and accessories for industrial, commercial and residential construction, renovation, and maintenance applications and is a leading supplier of transmission poles, towers and industrial lighting products to the utility and telecommunications industries. The Company is also a worldwide designer and manufacturer of electronic connectors and flat cable, which are sold primarily to OEMs in the automotive, computer, office equipment, test equipment, instrumentation, industrial automation and telecommunications industries.

                                 USE OF PROCEEDS

       The sale of the Common Stock offered hereby is for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock.

                       SELLING STOCKHOLDERS

       The Selling Stockholders have acquired the 266,374 shares of Common Stock offered hereby from the Company pursuant to an Agreement and Plan of Merger dated October 17, 1995 (the "Merger Agreement") by and among the Company, CMI Acquisition Corp., a wholly-owned subsidiary of the Company, and Catamount Manufacturing, Inc. ("Catamount"), pursuant to which Catamount became a wholly-owned subsidiary of the Company.

       The Company may from time to time supplement or amend this Prospectus, as required, to provide other information with respect to the Selling Stockholders.

       Except as set forth in the table below, none of the Selling Stockholders holds any position or office with, has been employed by, or otherwise has a material relationship with the Company, or any of its predecessors or affiliates, other than as stockholders and creditors of Catamount. The following table sets forth certain information regarding ownership of the Company's Common Stock by the Selling Stockholders. None of the Selling Stockholders owns in excess of 1% of the Common Stock and, because the Selling Stockholders may offer all or part of the Common Stock which they hold pursuant to the offering contemplated by this Prospectus and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of the Common Stock that will be held by Selling Stockholders upon termination of this offering.



                                    Number of Shares of       Number of Shares
                                          Common
    Selling Stockholder          Stock Beneficially Owned      Offered Hereby

    John B. Glode                        147,000                   147,000
    James M. Glode                        28,645                    28,645
    Kristen Fam                           26,670                    26,670
    William M. Glode                      25,513                    25,513
    Henry E. Schweitzer III               19,256                    19,256
    M.T. Glode Trust                       8,083                     8,083
    Deanna Lurvey                          3,537                     3,500
    Brenda Hawkins                         3,537                     3,537
    Andrew B. Lurvey                       1,057                     1,057
    Matthew D. Lurvey                      1,057                     1,057
    John S. Lurvey                         1,057                     1,057
    Lee Eric Peters                          999                       999


    __________________

    (1) Mr. Glode served as Chief Executive Officer, Treasurer and a Director of Catamount within the past three years.


    __________________


                                PLAN OF DISTRIBUTION

       The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time (i) to or through underwriters or dealers,
    (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale.

       The shares of the Common Stock offered hereby (the "Shares") may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated prior to the sale. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

       The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by an agreement between the Selling Stockholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this prospectus may receive fees or commissions in connection therewith.

       At the time a particular offer of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

             Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders and any person participating in the distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any such other person.

       In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless it has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

       The Company has agreed to indemnify the Selling
    Stockholders and certain other persons against certain liabilities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

       The validity of the Common Stock offered hereby will be passed upon for the Company by Jerry Kronenberg, Esq., Vice
    President - General Counsel of the Company.


                                    EXPERTS

       The consolidated financial statements and schedule of the Company and subsidiaries as of December 31, 1995 and January 1, 1995 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.